Exhibit 10.40

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING "CONFIDENTIAL TREATMENT REQUESTED". MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
MASTER SERVICES AGREEMENT

This Master Services Agreement (the “MSA”) is entered into this 24th day of October, 2014 (the “Effective Date”), between the SES Affiliate New Skies Satellites B.V., a Dutch company with offices at Rooseveltplantsoen 4, 2517 KR, The Hague, The Netherlands, and Global Eagle Entertainment, Inc., a Delaware corporation with offices at 4353 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, USA (“Customer”).

1.    Agreements/Service Orders.
(a)    This MSA and the Framework Agreement between Customer and SES dated October __, 2014 together establish the terms and conditions that apply to each Service provided to Customer. Each Service will be described in a Service Order to be executed by Customer and an SES Affiliate. Each executed Service Order creates an individual “Agreement” between Customer and the SES Affiliate comprised of the Service Order, the Framework Agreement and the terms and conditions of this MSA. For each Service Order, references in this MSA and such Service Order to “SES” mean the SES Affiliate that is party to such Service Order. The provision of Service is subject to availability of the Network Facilities and commercial review and execution by SES of a Service Order executed by Customer.

(b)    Any ambiguity, inconsistency, or conflict among or between the terms and conditions of this MSA, a Service Order, and the Framework Agreement (or any attachments, exhibits, and annexes thereto) shall be resolved in the following order of precedence (with (i) having the highest priority): (i) the relevant Service Order; (ii) the Framework Agreement; and (iii) this MSA.

2.    Term. This MSA remains in effect for the purpose of ordering Service for five (5) years from the Effective Date, and will be automatically renewed thereafter for successive periods of one (1) year each, unless either Party provides notice to the other Party no later than thirty (30) Days prior to any such renewal period that it does not wish to renew this MSA. Termination of this MSA will not affect the performance of obligations of the Parties with respect to Agreements existing prior to such termination date or the applicability of the terms and conditions set forth in this MSA to such Agreements.

3.    Compliance. The location and operation of the Network Facilities and SES’s ability to perform are subject to all applicable national and international laws, conventions, rules, regulations, decrees, licenses and authorizations in any applicable jurisdiction. SES shall at all times maintain the necessary licenses, authorizations, and permits (including those of the U.S. Federal Communications Commission (“FCC”)) required to operate the Network Facilities operated by SES or a member of the SES Group. An Agreement will be amended, as determined by SES to reflect changes made by the competent regulatory authority to the licenses or other authorizations needed to operate the Network Facilities or to applicable national and international laws, conventions, rules, regulations, decrees, licenses and authorizations in any applicable jurisdiction. To the extent such changes result in an inability to meet the Service Specifications in an Agreement, then any change to such Agreement is subject to agreement by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed. Customer shall in all circumstances comply with the Operational Requirements and all applicable national and international laws, conventions, rules, regulations, decrees, licenses and authorizations, including any prohibitions or restrictions on Customer’s receipt of Service applicable in any jurisdiction in which Customer uses Service or in which Service can be received. Customer shall in all circumstances comply with applicable sanctions and export control laws, conventions, rules, regulations and decrees. For the avoidance of doubt, coverage of a country or territory by the Satellite does not imply that Service is permissible or authorized to or from earth stations located in a particular country or territory.

4.    Permitted Use. Service is provided solely for Customer’s use for *** Customer is responsible for all facilities communicating with the Satellite (except for Network Facilities or as otherwise set forth in the Service Order). Customer shall ensure that its digital transmissions and IFEC solutions comply with all applicable legal, governmental and regulatory requirements and directions, and license conditions, in effect in any jurisdiction in which Customer uses Service or in which Service can be received with Customer’s authority, including without limitation restrictions and requirements as to labeling of content, copyright, hours of availability, encryption, age verification and other restrictions as to access. On the request of SES at any time, Customer shall promptly provide SES with written certification signed by an authorized officer of Customer that Customer’s digital transmissions and IFEC solutions comply with this Section 4. Customer shall promptly provide SES with such details as SES may reasonably request to satisfy SES as to Customer’s compliance with the requirements of this Section 4 and to enable SES to respond to any request for information made

SES PROPRIETARY AND CONFIDENTIAL    Page 1    Customer initials: _____
SES initials: _____

Exhibit 10.40

by any governmental or regulatory agency in relation to Service. Customer shall promptly advise SES of any notice or any written communication received by Customer, or any agent or representative of Customer, from any governmental or regulatory agency in relation to Service, and provide SES with a copy of such notice or other written communication and any response by Customer or on Customer’s behalf.

5.    Service Fees/Outage Credits.
(a)    Except for amounts disputed in good faith by Customer, Customer shall make *** Each payment is considered to have been received when SES’s bank account has been credited with such payment. Any undisputed payment due from Customer (and any disputed payment later determined to have been correct) that is not received on the date it is due will bear interest at the rate of the lesser of 1.5% per month or the maximum rate permitted by law, calculated from the date payment was due until the date it is received. If Customer is delinquent as to payments due under more than one Agreement, then SES is entitled, in its sole discretion, to apply (i) Customer payments to the outstanding Customer delinquencies due to any member of the SES Group (without regard to any direction made by Customer), including the application of Customer payments within an individual Agreement, and (ii) Security that may be available in one Agreement to an outstanding Customer delinquency in another Agreement. A Service Order may include terms under which the Service Fee is subject to increase based on comparison to a price index or in accordance with a specific schedule.

(b)    For any period during which there is a Confirmed Outage, SES shall apply an Outage Credit.

(c)    If Customer, in good faith and by the due date of the disputed invoice, disputes SES’s computation of the amounts due, Customer may withhold payment of the disputed amount, but Customer must pay all charges not in dispute by the invoice due date. An amount is not in dispute until Customer has provided SES with written notice explaining the disputed amount and describing the dispute’s factual and contractual basis. Customer shall provide to SES written documentation to support its dispute (i) as an attachment to such written notice, or (ii) in a timely fashion thereafter. Customer and SES will work in good faith to resolve such dispute within ten (10) days following receipt of Customer’s notice of dispute and required documentation. Upon resolution, disputed amounts are due and payable no later than during Customer’s next billing cycle.

6.    Taxes and Other Charges. Customer is solely responsible for any Taxes, with the exception of any Taxes imposed on the net income or property of SES by any country or jurisdiction imposing tax on income from all sources by reason of SES being incorporated in, or otherwise being considered a resident of, such country or jurisdiction. For the avoidance of doubt, Customer shall pay such additional amounts to SES as are necessary to make SES whole for the amount of Taxes validly levied or withheld.

7.    Termination/Suspension.

(a)    An Agreement may be terminated by either Party on notice to the other Party, if ***

(b)    If Customer (i) fails to pay any undisputed amount when due and fails to remedy such breach within *** after written notice from SES, (ii) fails to cease any activity in violation of Sections 3 or 4 immediately after receiving telephone, email, facsimile or other notice from SES, or (iii) commits a material breach of any other obligation under an Agreement and fails to remedy such breach within *** after written notice from SES ***, then SES may, in its sole discretion, elect to Suspend Service until such failure to pay or breach is cured or terminate the relevant Agreements.
(c)    SES may, in its sole discretion, Suspend Service if (i) as a result of Customer’s use of Service, there is an imminent and material risk that any member of the SES Group could be or is indicted or charged as a criminal defendant, or otherwise could become or becomes the subject of any criminal proceeding or materially adverse investigation or any materially adverse governmental or administrative proceeding the result of which is likely to be fines, sanctions or non-monetary remedies, provided that any such Suspension is limited to the portion of the Service to which such imminent risk applies, (ii) as a result of Customer’s use of Service, there is an imminent risk that any member of the SES Group could become or becomes subject to any other governmental action that could result in the revocation, suspension or loss of any license, ability or right to provide Service to Customer or capacity to other customers, provided that any such Suspension is limited to the portion of the Service to which such imminent risk applies, or (iii) Customer’s transmissions to the Satellite are being “jammed” or otherwise intentionally interfered with by a third party (governmental or otherwise) and such jamming or interference affects service being provided by SES to third parties or affects the health of the Network Facilities, provided that any such Suspension is limited to the portion of the Service to which such jamming or interference applies. SES

*** Confidential treatment requested.
SES PROPRIETARY AND CONFIDENTIAL    Page 2    Customer initials: _____
SES initials: _____

Exhibit 10.40

may continue to Suspend Service under this Subsection 7(c) until any action or threat of action giving rise to such right is resolved in favor of the member of the SES Group or removed and, in each case, until assurances are given to SES’s reasonable satisfaction that the matters giving rise to a Suspension will not reoccur. In the event of a Suspension under this Subsection 7(c), the Parties agree to work together in good faith to resolve the situation giving rise to the Suspension. If after the *** the Parties fail to resolve or make substantial progress towards resolving the situation giving rise to the Suspension and there is a likelihood of a material adverse impact on SES, then SES can elect to terminate any relevant Agreement.

(d)    If an Agreement is terminated pursuant to Subsection 7(b) or Subsection 7(c) then, without prejudice to SES’s other remedies at law or in equity, Customer shall be liable for the Service Fees due for the remainder of the Service Term, and SES may use the Service Transponder or provide service on such Service Transponder to whomever SES sees fit, and Customer is not entitled to any relief (equitable or otherwise) with respect to such use or any refund of any amounts paid to SES. If Customer has paid the Service Fees for the remaining Service Term, as provided above, then SES shall use commercially reasonable efforts to re-market the terminated capacity. In the event that SES subsequently reaches an agreement to provide service to a third party utilizing the terminated capacity during the period Service otherwise would have been provided to Customer, then SES shall remit to Customer any service fees it actually receives from such third party with respect to such terminated capacity, applicable to such period, up to the Service Fee paid by Customer for such capacity for such period for which Customer did not receive Service, less (i) any amounts owed by Customer to SES under the Agreement, (ii) any reasonable costs (including reasonable attorneys’ fees) incurred by SES in attempting to collect such amounts from Customer, (iii) any other damages incurred by SES in attempting to collect such amounts from Customer, (iv) any reasonable costs (including reasonable attorneys’ fees) incurred by SES in marketing such capacity to, or negotiating a service agreement with, third parties, and (v) any costs reasonably incurred by SES in providing related services and equipment (not provided to Customer) that may be associated with the provision of such service. Nothing herein shall be deemed to require SES to enter into such a service agreement, if the nature of the third party, the third party’s proposed use of the service or demand for terms and conditions for service, or other reasonable and appropriate factors, lead SES to reasonably determine not to enter such a service agreement, nor shall SES be obligated to use the capacity formerly used to provide Service to Customer ahead of any other capacity that SES may also have available. Customer acknowledges that the rights of SES (as stated in the immediately preceding sentence) are reasonable under all of the circumstances, constitute liquidated damages for loss of a bargain, and do not constitute a penalty.

(e)    Neither Party will have any further rights, obligations or liability to the other Party under an Agreement after the termination or expiration of such Agreement, except for any rights, obligations or liabilities (i) arising prior to such termination or expiration, (ii) arising as a result of such termination or expiration, (iii) described in the Agreement as surviving such expiration or termination, or (iv) that logically would be expected to survive termination or expiration (e.g., Section 10). Customer shall cease all transmissions immediately upon the expiration or termination of an Agreement, unless otherwise agreed in writing by SES. If Customer fails to cease use of Service immediately upon the expiration or termination of the Agreement, then (without implying any right of Customer to continue use of Service) SES reserves the right to charge a fee equal to the then-current rate for thirty-day occasional use Service charged by SES, such payments to continue until Customer’s use ceases.

8.    Transition of Service.

(a)    SES reserves the right to transition Service to (i) a Replacement Satellite, (ii) an Alternative Satellite, (iii) the Satellite at another orbital location, or (iv) a Collocated Transponder, provided that (A) Service as transitioned will continue to provide *** to support Service as existing prior to transition, (B) SES provides Customer with not less than *** advance notice of a planned transition of Service, to the extent reasonably foreseeable, (C) in the case of a planned transition to an Alternative Satellite, SES provides a reasonable period (not to exceed ***) during which Service will be available on the Satellite and the Alternative Satellite (unless the Satellite is not available as a result of service problems), and (D) subject to Customer’s ability to defer such transition due to regulatory restrictions (which Customer agrees to address in good faith as soon as reasonably practical) any transition of Service occurring pursuant to this Section 8 shall not take more than *** to complete.

(b)    In the event of a transition of Service, the Replacement Satellite, the Alternative Satellite, the

*** Confidential treatment requested.
SES PROPRIETARY AND CONFIDENTIAL    Page 3    Customer initials: _____
SES initials: _____

Exhibit 10.40

Satellite at another orbital location, or the Satellite on which the Collocated Transponder is located, as the case may be, will become the Satellite for purposes of the Agreement and the Service Specifications will be modified accordingly. Customer shall transition Service in accordance with a transition plan to be provided to Customer by SES and shall follow SES’s instructions with respect to the implementation of such transition plan.

(c)    Notwithstanding the foregoing, SES understands and acknowledges that Customer’s use of the Service includes the provision of IFEC solutions to end-user consumers in an onboard, commercial aircraft environment. SES understands and acknowledges the unique nature of this offering and the importance of providing uninterrupted Service to Customer at all times. As such, SES agrees to use commercially reasonable efforts to ensure that (i) any transition undertaken pursuant to this Section 8 shall not impair Customer’s intended use of the Service, and (ii) the Service shall at all times be provided in accordance with the Service Specifications contained in the relevant Service Order. To the extent that Service is impaired or fails to meet the required Service Specifications as the result of such transition, Customer shall have the right to terminate the applicable Agreement without further liability or payment, provided that SES is first given a period of *** to cure the impairment or failure.

9.    Force Majeure. Any failure or delay in the performance by SES of its obligations to provide Service will not be a breach of any Agreement and will not constitute a failure for purposes of determining whether a Confirmed Outage has occurred, if such failure or delay results from any act of God, governmental action, or any other circumstance beyond the reasonable control of SES. Notwithstanding the foregoing, SES shall provide Customer with Outage Credits in circumstances in which SES is unable to perform because of force majeure conditions, with the exception of force majeure conditions that are attributable to sun outages, meteorological or astronomical disturbances (including rain fade), or acts or omissions of Customer or its employees, agents or contractors. If force majeure conditions continue for ***, then either Party may terminate the relevant Agreement, provided that the right to terminate expires once Service recommences.

10.    Liability-Related Provisions.
(a)    SES’s Reliance. Customer acknowledges that SES has set its prices and entered into each Agreement in reliance on the terms and conditions of such Agreement, including the limitations and exclusions of liability, the disclaimers of warranties, and Customer’s indemnity obligations set forth in this MSA, and that the same form an essential basis of the bargain between the Parties.

(b)    Disclaimer of Warranties. SES EXPRESSLY EXCLUDES AND DISCLAIMS ANY AND ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

(c)    Indemnification. Except in cases of gross negligence or willful misconduct on the part of SES, Customer shall defend and indemnify any and all members of the SES Group from any and all third party claims, liabilities, losses, costs, and damages (including but not limited to attorneys’ fees and costs, and, to the extent permitted by law, any fines and penalties) arising out of (i) Customer’s use of Service or the content of material transmitted thereon, including any actual or alleged libel, slander, obscenity, indecency, infringement of copyright, or breach in the privacy or security of transmissions, (ii) Customer’s violation of its obligations under Sections 3 and 4, (iii) disputes between or among Customer and its transmission recipients or its program, data or other transmission content suppliers, (iv) any failure by SES to provide Service, or (v) any warranty, representation or statement Customer may make to a third party in connection with transmissions via Service.

(d)    Limitation of SES’s Liability. THE PARTIES AGREE THAT (i) SES’S SOLE OBLIGATION AND CUSTOMER’S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER (INCLUDING WITHOUT LIMITATION LIABILITY ARISING FROM NEGLIGENCE) ARISING OUT OF CONFIRMED OUTAGES OR SES’S FAILURE TO PROVIDE SERVICE IN ACCORDANCE WITH THE SERVICE SPECIFICATIONS ARE LIMITED TO THOSE SET FORTH IN SECTION 5 AND SUBSECTION 7(a), AND ALL OTHER RIGHTS AND REMEDIES OF CUSTOMER OF ANY KIND ARE EXPRESSLY EXCLUDED AND WAIVED, AND (ii) SES’S LIABILITY TO CUSTOMER FOR DIRECT DAMAGES AS TO ANY CLAIMS OR CAUSES OF ACTION NOT LIMITED BY CLAUSE (i) SHALL BE LIMITED TO *** IN THE AGGREGATE, FOR EACH AGREEMENT. In no event will SES be liable for any indirect, incidental, consequential, punitive, special or other similar damages or loss of revenues, whether foreseeable or not, occasioned by any defect in any of the Network Facilities which may be provided to Customer, or the provision of Service to Customer, or any failure or delay in the provision of Service to

*** Confidential treatment requested.
SES PROPRIETARY AND CONFIDENTIAL    Page 4    Customer initials: _____
SES initials: _____

Exhibit 10.40

Customer, or any other cause. Without limiting the generality of the foregoing, Customer has no right of recovery for the satisfaction of any cause arising out of or relating to any Agreement against (i) any supplier of equipment or services to SES in connection with (A) the launch, construction, operation, maintenance, tracking, telemetry and control of the Satellite, (B) the Network Facilities, (C) Service, or (D) the provision of Service to Customer in any circumstances in which SES would be obligated to indemnify such supplier, or (ii) any member of the SES Group. The limitations of liability set forth in this Section 10 apply to the SES Group.

(e)    Limitation of Customer’s Liability. In no event will Customer be liable for any indirect, incidental, consequential, punitive, special or other similar damages or loss of revenues, whether foreseeable or not, occasioned by any default by Customer hereunder or any other cause, except that the foregoing will not limit or excuse Customer from the following: (i) its Service Fee obligations (as the same may be accelerated under Subsection 7(d)); (ii) its indemnification obligations under any Agreement; or (iii) any damages that occur as a result of Customer’s willful failure to immediately cease transmissions to the Satellite after receiving telephone notice or email, facsimile or other notice from SES to do so.

11.    Other Terms and Conditions.

(a)    Non-Waiver of Breach. The waiver by either Party of a breach of, or a default under, any of the provisions of any Agreement, or the failure of either Party on one or more occasions to enforce any of the provisions of any Agreement or to exercise any right or privilege in any Agreement, will not be construed as a waiver of any subsequent breach or default of a similar nature or as a waiver of any such provision, right, or privilege in any Agreement.

(b)    Confidentiality. The Parties confirm that disclosures of Confidential Information between SES and Customer shall be governed by the Proprietary Information Agreement between SES and Customer, dated April 23, 2014 (the “PIA”), except that the termination date of the PIA as set forth in Section (7) of the PIA shall not apply.

(c)    Publicity. Any press release that either Party intends to do in order to announce any Agreement is subject to review and approval by the other Party, such approval not to be unreasonably withheld or delayed.

(d)    Waiver of Immunities. To the extent that either Party has acquired or later acquires any immunity (sovereign or otherwise) from any legal action, suit, or proceeding, from jurisdiction of any court, or from setoff or any legal process with respect to itself or any of its property, such Party irrevocably waives and agrees not to plead or claim such immunity with respect to any action, suit or proceeding brought in relation to any Agreement.

(e)    OU Confirmations. Each occasional use Service will be described in a Service Order referred to as an OU Confirmation.

(f)    No Property Interest/Subordination. Each Agreement is a service contract and does not grant, and Customer will not assert, any right, interest or lien in any property or assets of SES, including any of the Network Facilities or related equipment that SES may own. SES may grant security interests of any kind in Service, any of the Network Facilities or any Agreement (including the proceeds thereof) to third parties. Any such Agreement and all rights granted to Customer in such Agreement are subject and subordinate to any such security interests, provided that any secured party agrees to be bound by the terms and conditions of such Agreement as long as (i) Customer does not pay any Service Fees more than *** prior to their due dates under such Agreement, (ii) such Agreement is not supplemented, amended, extended or otherwise modified in any manner that adversely affects the interests of any secured party, and (iii) after receipt of notice from any secured party of a default by SES under any relevant security document, Customer agrees to make, and makes, all payments thereafter as instructed by a secured party. Customer acknowledges and consents to foreclosure upon an Agreement by any secured party or its designee, successor or assignee, and the consequent replacement of SES under such Agreement by the secured party, its designee, successor or assignee, or another purchaser or assignee. Any secured party is entitled to exercise all rights as may be available to SES under an Agreement and to cure any defaults of SES under an Agreement within such cure period as may be available to SES under an Agreement. Upon receipt of notice from a secured party, Customer agrees to accept such exercise and cure by a secured party and to render all or any part of the performance due by Customer under the Agreement to such secured party. This provision is self-operative and no further instrument of subordination is required by any security agreement, mortgage or other document reflecting the security interest to make this subordination effective. In confirmation of such acknowledged subordination,

*** Confidential treatment requested.
SES PROPRIETARY AND CONFIDENTIAL    Page 5    Customer initials: _____
SES initials: _____

Exhibit 10.40

Customer shall promptly execute any instrument or certificate which SES or any secured party may reasonably request.

(g)    Notices. Except as otherwise provided in a Service Order, all notices and other communications from one Party to the other Party will be in writing, in English, and hand-delivered or sent by courier service, facsimile transmission or email attachment to the other Party at the address stated in the preamble or, as to any Service Order, at the address stated in such Service Order. A Party may change its notice receipt information on notice to the other Party.

(h)    Assignment. SES may Transfer its rights, interests and obligations in any Agreement, its rights and interests in and to any of the Network Facilities, or its rights and interests in and to any and all sums due or to become due under any Agreement to any transferees. Upon receipt of notice from SES of such Transfer, Customer shall perform all of its obligations directly for the benefit of the transferee, and shall execute and deliver such documentation related to such Transfer as SES or the transferee may reasonably require. Customer may not Transfer its right to Service, or the rights and obligations set forth in any Agreement, to any third party without SES’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Customer may transfer its rights and obligations under any Agreement to an entity acquiring all or substantially all of the assets of Customer or to an subsidiary or affiliate under common control with Customer without the consent of SES, provided that Customer shall remain responsible for performance of all obligations in such Agreement (to the extent not performed by the assignee). Each Agreement is binding on and will inure to the benefit of any successors, transferees and assignees of the Parties, provided that no Transfer will relieve either SES or Customer of its obligations to the other Party. Any purported Transfer by either Party not in compliance with the provisions of this MSA is null and void. If a change of control of Customer or of a substantial part of its assets has a negative impact on Customer’s credit rating, then Customer shall provide Security as requested by SES to secure the fulfillment of Customer’s contractual obligations. If such Security is not provided by Customer, then SES may terminate any Agreement, such termination to be effective one month after SES’s notice, unless Customer provides the requested Security prior to such effective date. Customer shall notify SES in writing of any change of control of Customer or of any change of a substantial part of its assets as soon as Customer is aware of any such change.

(i)    Governing Law/Jurisdiction/Venue. This MSA and each Agreement is governed by and interpreted according to the laws of the State of New York, without regard to any conflict of laws provisions thereof. Customer consents to the jurisdiction of any competent court in in the State of New York, for purposes of actions, suits or proceedings arising out of this MSA or any Agreement.

(j)    Personal Data. Customer consents to the processing of the personal data of its contact person(s) by SES, acting as data controller, for the purposes of the performance of each Agreement, and more generally for the carrying out of SES’s activities, and Customer shall inform such contact person(s) accordingly. Customer shall inform such person(s) of their right to access and correct such personal data.

(k)    Miscellaneous. If any provisions in any documents executed in connection with an Agreement are invalid, illegal or unenforceable in any respect under applicable law, then the validity, legality and enforceability of the remaining provisions contained in such documents will not in any way be affected or impaired, and the invalid provision will be replaced by a valid provision that comes closest to the intent of the Parties. The provisions of any Agreement are only for the benefit of SES (and the SES Group) and Customer, and no third party may seek to enforce or benefit from those provisions, except that the Operational Requirements are intended for the benefit of both SES and all SES customers using the Network Facilities. Notwithstanding the foregoing, any secured party which acquires a security interest in an Agreement as contemplated under Subsection 11(f) is deemed an intended third party beneficiary of such Agreement. SES may contract with third parties for certain services to be provided as part of a Service, and, to the extent such third party terms and conditions differ from the terms and conditions set forth in an Agreement, prior to execution of the Agreement SES will provide Customer a copy of such third party terms and conditions. This MSA and any Service Order may be executed in several counterparts, each of which will be deemed an original, and all such counterparts will constitute one and the same instrument. An Agreement may not be amended or modified in any way, and none of their provisions may be waived, except in a document signed by an authorized representative of each Party.

SES PROPRIETARY AND CONFIDENTIAL    Page 6    Customer initials: _____
SES initials: _____

(l)    Appendices. All Services ordered pursuant to an Agreement are subject to the terms and conditions of this MSA and the following appendices, which are incorporated into this MSA by reference:

Appendix A    Operational Requirements
Appendix B    Definitions
Appendix C    Additional Terms and Conditions for Services on the SES ASTRA Fleet Satellites (if so indicated in a Service Order)
Appendix D    Additional Terms and Conditions for Services on the SES North American Fleet Satellites (if so indicated in a Service Order)

(m)    Complete Agreement. Each Agreement (i.e., a Service Order incorporating this MSA or the Framework Agreement, including its appendices, the documents incorporated by reference, and appendices or annexes to a Service Order) executed by the Parties (i) constitutes an entire and separate agreement between the Parties for SES to provide, and Customer to accept and pay for, Service for the Service Term, and (ii) supersedes all previous understandings, commitments or representations (whether written or oral) concerning its subject matter.

IN WITNESS WHEREOF, the Parties hereto have duly executed (by an authorized officer of each Party) and delivered this MSA as of the Effective Date.

GLOBAL EAGLE ENTERTAINMENT, INC.	NEW SKIES SATELLITES B.V.
By: /s/ Aditya Chatterjee	By: U. Bouwsma
Name: Aditya Chatterjee	Name: /s/ U. Bouwsma
Title: CTO	Title: Director
Date: October 24, 2015	Date: October 28, 2014

*** Confidential treatment requested.
SES PROPRIETARY AND CONFIDENTIAL    Page 7    Customer initials: _____
SES initials: _____

APPENDIX A
Operational Requirements

Article I. Earth Station Transmit/Receive Requirements.

1.0    Non-Interference and Use Restrictions. In its transmissions to and from the Satellite, Customer shall comply with all applicable governmental laws, rules and regulations. Customer shall follow established practices and procedures for frequency coordination and shall not use Service, or any portion thereof, in a manner which would or could be expected, under standard engineering practice, to harm Service or interfere with the use of or harm any portion of any Transponder on the Satellite, the Satellite, or any other in-orbit satellite or transponder on such other satellite.

2.0    Transmission Plan. Prior to commencing transmissions to and from the Satellite, Customer shall obtain SES’s prior written approval of its transmission plan. Customer is permitted to modify this transmission plan from time to time. SES makes no representation, warranty, or covenant regarding any use of Transponder capacity provided under any Agreement, including the efficacy of the use of any number of carriers.

3.0    Customer Equipment. Customer is responsible for the provision, installation, operation, and maintenance of, and for securing all necessary licenses and other consents, permissions, concessions, permits and authorizations for Customer Equipment.

4.0    Earth Station Requirements.
4.1    General Requirements.
(a)    Customer shall configure, equip and operate its transmit facilities so that the interface, in outer space, of these facilities with the Satellite conforms to the characteristics and technical parameters of the Satellite. Customer shall follow SES's procedures for earth station registration for which a designated earth station registration form will have to be completed and submitted to SES for approval prior to being granted access to the Satellite. The earth station registration form is made available to Customer at www.ses.com/technical. Customer shall follow SES’s procedures for initiating and terminating any transmissions to the Satellite. Customer shall operate all transmit facilities in a manner that allows for cessation of, and shall cease, transmissions immediately after receiving telephone notice or email, facsimile or other notice from SES. Customer shall furnish information regarding the technical parameters of its transmissions on a continuing basis as required by SES to prepare for, initiate, maintain and immediately discontinue the use of Service upon notice by SES.
(b)    SES has the right, but not the obligation, to inspect any Customer transmit facilities, together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to the Satellite. SES shall use reasonable efforts to schedule inspections to minimize the disruption of the operation of such facilities, and Customer shall make such facilities available for inspection at all reasonable times. Customer shall, upon SES’s request, provide technical data (e.g., measurements performed on an antenna) sufficient to prove that any transmit facility meets or exceeds the required sidelobe envelope.
4.2    Uplink Restrictions. Except as may be expressly permitted by SES during a coordinated test period, no earth station operator shall transmit an unmodulated carrier through a Transponder. The operation of each earth station will adhere to a transmission plan submitted by Customer and approved by SES. Under no circumstances will the earth station transmit an RF carrier to the Satellite on a frequency not authorized by SES, whether or not that frequency is in use by other earth stations.
4.3    Earth Station Performance, Customer Signals and Facilities. Customer, its Uplink Signals and the Uplink and/or Multiplex Facilities having access to the Satellite are required to comply with the specifications and parameters set out in the applicable SES Access Document (which includes requirements concerning the Earth Station EIRP, Uplink EIRP Stability, HPA and polarization capabilities) and, as applicable, the SES Service Information Update System (SIUS). These two documents are available to Customer by online registration at www.ses.com/technical, each as may be modified by SES from time to time. Customer is responsible for reviewing changes to the SES Access Document and the SIUS on a regular basis. SES may instruct Customer to change the earth station uplink EIRP to account for changes in the Service Transponder’s performance, utilization of redundant units or utilization of a different transponder, provided that (i) SES shall discuss any requested change in the earth station uplink EIRP with Customer reasonably in advance, and (ii) such change does not impact the Service Specifications, as specified in the relevant Service Order.

5.0    Service Requirements. Video Requirements, Data Service Modem Requirements and Emission Constraints are defined or referenced in the applicable SES Access Document.

6.0    Earth Station Providers. Customer may contract with third parties to transmit its signals to, or receive its signals from, the Satellite, provided that Customer requires such third parties to comply with the requirements of the Agreement regarding transmissions to, or reception from, the Satellite and makes SES an intended third party beneficiary entitled to enforce such agreement. If Customer retains such third parties, then the acts and omissions of those third parties in connection with the transmission or reception of Customer’s signals will be deemed to be the acts and omissions both of such third parties and of Customer.

7.0    Customer Cooperation. If Service fails to meet the Service Specifications, then Customer shall use all reasonable efforts to cooperate with and aid SES in curing such failure, including modifying Customer Equipment so that there is no net loss in performance, in which event the Service Specifications will still be deemed to be met, provided that all reasonable efforts can be done at no expense to Customer (unless reimbursed by SES). These obligations of Customer include but are not limited to the following: (i) at the request of SES, if there is a problem

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that can be compensated for by increasing the power of its transmissions to the Satellite, without affecting Customer’s use of Service, then Customer shall do so to the extent it can with existing equipment, provided that such increase in power can be accomplished without violating the conditions of any license, authorization, or permit; and (ii) permitting SES, at SES’s sole discretion, cost and expense, to upgrade Customer Equipment.

Article II. General Requirements.

1.0    Carrier Frequency Assignments. The assigned center frequency of each carrier is determined by SES in consultation with Customer. It is required that all transmit and receive earth stations be capable of operation across the entire satellite frequency band and in the specified polarization. From time to time, it may be necessary to change carrier frequency assignments (i) to meet changes in Customer’s requirements, (ii) to avoid mutual interference with carriers in adjacent or co-frequency transponders on the Satellite or on another satellite, or (iii) to enable efficient capacity utilization and Transponder loading. Customer shall maintain the capability at all times (remotely or otherwise) to promptly comply with instructions from SES to change a carrier frequency assignment.

2.0    Third Party Use. Without implying any right of Customer to permit any third party use of Service (e.g., see Sections 3 and 4 of this MSA), Customer is responsible to SES for any use or transmission by third parties (e.g., Customer’s customers and end-users) that is permitted by Customer to the same extent as it would be for Customer’s own use or transmissions. Any use by third parties is deemed to be use by Customer and references in the Agreement with respect to Customer’s responsibilities to SES or Customer’s use or transmissions include use by third parties.

3.0    Satellite Power Constraint. As the Satellite ages and in order to protect the overall health and performance of the Satellite, it may be necessary to cease operating (or interrupt operation of) one or more Transponders (e.g., because of an overall power constraint on the Satellite). If Service will be affected (e.g., interrupted, relocated, terminated), and such action reasonably can be anticipated, then SES shall give Customer thirty (30) Days’ notice, or such lesser period of notice as is practical under the circumstances.

4.0    SES Rights In Abnormal Circumstances. Customer recognizes that it may be necessary, in unusual or abnormal technical situations or other unforeseen conditions, for SES to deliberately terminate Service or interrupt Customer’s use of Service, in order to protect the overall health and performance of the Satellite or to reassign certain amplifiers among Transponders to make use of a spare equipment unit. Such decisions will be made by SES in its sole discretion. Customer shall immediately cease transmissions to the affected Service Transponders at such time as Service is terminated or interrupted pursuant to this Section 4.0. The redundancy plan of the Satellite may require SES to reassign certain SSPAs or TWTAs, as applicable, among Transponders to make use of a spare. In circumstances in which a spare SSPA or TWTA is required to be employed and to do so requires a change in the SSPA or TWTA assigned to Customer, Customer shall, on notice from SES, immediately cease transmitting to the Satellite to allow the SSPA or TWTA that is assigned to the Service Transponder to be reassigned and a different unit (that meets the Service Specifications) to be put in its place. In no case shall the reassignment of SSPAs or TWTAs result in the Service failing to meet the Service Specifications as stated in the relevant Service Order.

5.0    Testing in the Event of Degraded Service. If a Service Transponder is not meeting the Service Specifications, but Customer elects to continue to use Service, as degraded, then SES may interrupt Customer’s use as necessary to perform testing or take any other action that may be appropriate to attempt to restore the affected Service Transponder to the Service Specifications.

6.0    Telephone Notices. For the purpose of receiving notices from SES regarding preemption, interference or other technical problems, including but not limited to Satellite Failure, restoration and denial of access, Customer shall maintain for each earth station transmitting signals to the Satellite a telephone that is staffed at all times during which Customer is transmitting signals to the Satellite and an automatic facsimile machine or an email address in operation and capable of receiving messages from SES at all times. THOSE PERSONS STAFFING THE EARTH STATION, FOR THE PURPOSES OF RECEIVING SUCH MESSAGES, MUST HAVE THE TECHNICAL CAPABILITY AND ABSOLUTE AUTHORITY TO IMMEDIATELY TERMINATE OR MODIFY THE TRANSMISSIONS IF NOTIFIED BY SES. All such notices will be effective upon placement of a telephone call or transmission of a facsimile or email from SES to Customer. Within ten (10) days of any telephone notice provided herein, SES shall provide Customer with a written notification summarizing the contents of the telephone notice.

Article III. Technical Characteristics of the Satellite System.

1.0    Contours. Upon request, SES shall provide uplink G/T contours and downlink EIRP contours for the allocated capacity, to allow Customer to estimate EIRP, G/T and SFD for locations within the overall footprint of the Satellite. The contours are provided for planning purposes only and do not represent a warranty of performance.

2.0    Multi-Carrier Operation. While subject to final approval by SES based on the specific transponder configuration, in general multi-carrier operations (two or more) are conducted with a composite output and input back-off. For fractional Transponders, additional power constraints may be imposed in order to reduce the generation of intermodulation or other spurious signals.

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3.0    Input Attenuators. The gain of each Transponder may be adjustable by ground command. The gain setting for each Transponder is specified by SES, in consultation with Customer and other customers on the Satellite, taking into consideration current and future uplink coordination restrictions and the need to limit co-channel interference.

4.0    Communication System Performance Characteristics – Expected Performance.
4.1    Cross Polarization. Cross polarization isolation between co-frequency Transponders is expected to be a minimum of 29 dB for most locations within the -3 dB downlink/uplink gain contour (relative to beam center). SES reserves the right to review and approve all transmission plans in order to minimize the level of co-channel interference.
4.2    Adjacent Satellite Interference. Power and bandwidth on the Service Transponder is allocated by SES, taking into account any applicable coordination limits with respect to the Satellite. Service Transponder input attenuation or other parameters may be modified by SES, in consultation with Customer and other customers utilizing the Service Transponder, in order to help minimize the effects of adjacent satellite interference. SES shall use reasonable efforts to identify and reduce the effects of adjacent satellite interference. SES reserves the right to instruct Customer to modify its transmission plans periodically in order to minimize mutual interference between adjacent satellites and to ensure compliance with applicable coordination agreements with other networks.
4.3    Nominal Transponder Assignment. SES reserves the right to assign and reassign specific Transponders using specific uplink and downlink beam pairs, or Transponders using beams with comparable performance, in order to minimize mutual interference between adjacent satellites, ensure compliance with applicable coordination agreements with other networks, or permit efficient loading of the Satellite. In no case shall the reassignment of specific Transponders result in the Service failing to meet the Service Specifications as stated in the relevant Service Order.
4.4    Performance at Particular Locations. In the event of a bona fide dispute regarding whether the Service Specifications are being met, SES shall work with Customer in good faith to assess whether or not the Service Specifications are being met. The Parties shall consider data and measurements obtained from (i) SES’s monitoring stations and extrapolated data for the particular locale, and (ii) operational data generated by Customer’s use of the Service.

End of Appendix A

APPENDIX B

Definitions

Each capitalized term used in an Agreement that is not otherwise defined in an Agreement shall be defined as follows:

Agreement: means as to each individual Service Order entered into by and between Customer and an SES Affiliate, the Service Order and the terms and conditions of the MSA as incorporated by reference in the Service Order.
Alternative Satellite: means a satellite in an orbital location other than the Orbital Location. References in an Agreement to the “Satellite” are, in context, deemed to be references to the Alternative Satellite.
Collocated Transponder: means a transponder on the same Satellite as the Service Transponder or on any Satellite at the same Orbital Location. References in an Agreement to the “Satellite” are, in context, deemed to be references to the Satellite on which the Collocated Transponder is located.
Confirmed Outage: means a continuing and uninterrupted failure to meet the Service Specifications that impairs the use of the Service for its intended purpose (including any Service interruption that may be made by SES in unusual, abnormal or other unforeseen technical situations in order to protect the health and performance of the Satellite) for one (1) hour or more, unless such failure is the result of (i) circumstances specified under Section 10 of this MSA, or (ii) the failure of Customer Equipment. All Confirmed Outages must be verified by SES. No Confirmed Outage will be deemed to occur prior to actual notice from Customer to SES of such failure or during any period when Customer is using Service, except that if a Confirmed Outage is determined to have commenced prior to such notice then such Confirmed Outage will be deemed to have commenced as of such determined time (but not more than 24 hours prior to such notice). All determinations as to Confirmed Outages are made on a Service Transponder by Service Transponder basis.
Customer Equipment: means any equipment or facilities, including but not limited to antennas, which are provided, or required to be provided, by

Customer for use in conjunction with Service, whether or not located at an SES facility.
Day: means a calendar day (i.e., of which there are 365 or, in the case of a leap year, 366).
EIRP: means effective isotropic radiated power.
Euro or €: means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty of Lisbon amending the Treaty on European Union and the Treaty establishing the European Community (signed at Lisbon on 13 December 2007).
Network Facilities: means, collectively, the Satellites and the terrestrial or earth station facilities operated by SES or a member of the SES Group, or third parties under contract to SES or a member of the SES Group.
Operational Requirements: means SES’s Operational Requirements, as set forth in Appendix A, as the same may be modified from time to time by SES in its reasonable discretion.
Orbital Location: means the orbital location of the Satellite indicated in an Agreement.
OU Confirmation: means a Service Order for the provision of occasional use Service.
Outage Credit: means a credit against Service Fee obligations equal to the pro rata Service Fee due for that portion of Service during which a Confirmed Outage shall be determined to have occurred. (If Customer has paid all Service Fees due for the Service Term, then SES will pay Customer the amount of the Outage Credit.) Customer is not entitled to any Outage Credit for any Service failure that does not constitute a Confirmed Outage. In addition, if it is determined by final judicial order that SES prevented Customer from accessing any or all Service at a time when SES did not have the right to do so (including under Section 8 of this MSA), then Customer shall be entitled to Outage Credits for the period during which access was denied. Except as provided in the preceding sentence, a Suspension made by SES under Section 8 of this MSA shall not result in any Outage Credit

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to Customer for Service Fee payments, which shall continue to be due and payable during any such period of Suspension.
Party: means, for each Agreement, SES and Customer individually, and “Parties” refers to SES and Customer collectively.
Replacement Satellite: means a satellite which SES places in the Orbital Location (or, to the extent SES receives authorization to do so, any orbital location within five degrees of such Orbital Location) as the Satellite used to provide Service. References in an Agreement to the Satellite are, in context, deemed to be references to the Replacement Satellite.
Satellite: means the satellite utilized to provide Service.
Satellite Failure: means a satellite that SES has declared a failure for purposes of the applicable Agreement. For purposes of this definition, a hybrid satellite with multiple frequency band payloads will be treated either as a single satellite or as though the frequency band payloads were located on separate satellites, at SES’s sole discretion.
Security: means the security for Customer’s performance of its obligations, as set forth in the applicable Agreement (which may consist of cash collateral, bank guaranty, letter of credit or other form).
Service: is as described in the applicable Agreement.
Service Fee: is as set forth in the applicable Agreement.
Service Specifications: is as set forth in the applicable Agreement.
Service Term: means the period beginning on the “Commencement Date” and continuing through the “End Date”, each as set forth in the applicable Agreement.
Service Transponder: means the Transponder utilized to provide Service, as such Transponder may be changed from time to time by SES in its reasonable discretion, subject to the Framework Agreement.
SES Affiliate: means any member of the SES Group, including but not limited to SES S.A., SES ASTRA S.A., and New Skies Satellites B.V.

SES ASTRA Fleet Satellite: means a satellite (or payload) designated as such in the applicable Service Order.
SES Global Fleet Satellite: means a satellite (or payload) designated as such in the applicable Service Order.
SES Group: means SES S.A. (or its successor-in-interest due to merger, reorganization or otherwise), or any entity controlling, controlled by or under common control with SES S.A., all members of the boards of directors and management boards, members or shareholders of SES S.A. and such entities, and all officers, employees, consultants, agents, contractors and subcontractors of SES S.A. and such entities.
SES North American Fleet Satellite: means a satellite (or payload) designated as such in the applicable Service Order.
Suspend Service: means to deny Customer access to Service.
Suspension: means a denial of access to Service.
Taxes: means any taxes, duties, surcharges, withholding, usage fees and other fees or charges levied or assessed by any local, state, national, public or quasi-public governmental authority or entity on Service or Customer’s use of Service, including without limitation any value added tax, withholding tax, regulatory fee (such as for landing rights), or other fees payable by any member of the SES Group pursuant to universal service fund programs or other regulatory-related programs, and permitted or required to be passed on to Customer by such governmental authority.
Transfer: means to grant, sell, assign, novate, encumber, convey, license, lease, sublease, or permit the utilization of, directly or indirectly, in whole or in part.
Transponder: means any of the transponders on the Satellite.
End of Appendix B

APPENDIX C
Additional Terms and Conditions for Services on the SES ASTRA Fleet

1.    Scope. The provisions of this Appendix C will apply to Service only if so indicated in a Service Order.

2.    Specifications of Customer Signals and Customer Uplink Signals. SES requires each Customer Signal and Customer Uplink Signal to meet the applicable provisions of the specifications set forth in each applicable SES Access Document, as made available to Customer by online registration at www.ses.com/technical, and as may be modified by SES from time to time. Customer is responsible for reviewing changes to the applicable SES Access Document on a regular basis.

3.    Network Information Table. Customer will transmit the SES Network Information Table (“NIT”). The Customer Uplink Signals will automatically update its transmitted NIT to reflect any changes of the NIT. Customer shall not modify the NIT without prior consultation with SES.

4.    Customer Signals. Video source coding will be as specified in (a) MPEG-2 Main Profile @ Main Level or High Level, (b) MPEG-4 Part 10 Main Profile @ Level 3, or (c) MPEG-4 Part 10 High Profile @ Level 4. Audio source coding will be as specified in ISO/IEC 13818-3 and as defined in ETSI TR 101 154.

5.    Restoration and Preemption.
(a)    For each Agreement, the Service will have the preemptibility status stated in the Service Order (i.e., “Preemptible Service” or “Non-Preemptible Service”). A Non-Preemptible Service will have no rights of Preemption and will not be subject to Preemption. A Preemptible Service will have no rights of Preemption and may be subject to Preemption.
(b)    If a Service Transponder fails and a Spare TWTA is available, then, subject to the following priority rules, SES shall allocate such Spare TWTA to the Service as soon as reasonably possible. As a general rule, Spare TWTAs on the Satellite will be provided on a first failed/first restored basis. In the event multiple Transponders fail simultaneously (or where the sequence of failures cannot be determined), and such failures exceed the number of available Spare TWTAs, then the following rules will apply (with Rule 1 having priority over Rule 2, etc.):
Rule 1    DTH Services have priority over Contribution Services and other Services. Contribution Services and other Services have equal priority.
Rule 2    Non-Preemptible Services have priority over Preemptible Services.
Rule 3    If conflicting rights to Spare TWTAs arise between Services with the same priority status under Rules 1 and 2, then priority is given in accordance with the following: (i) Services with an earlier start of transmissions have priority over Services with a later start of transmissions. This priority is independent from the Channel transmitted via the Service. If a Customer has started with the same Channel as transmitted via its current Service under an earlier Agreement and if transmissions of such Channel have continued without interruption, then the priority shall be determined by the start of transmissions of such Channel under that earlier Service Order; (ii) as to Services which started simultaneously, priority is determined by customer start dates, so that the Agreement with the earlier customer start date has priority over the Agreement with the later customer start date; (iii) as to Services which have the same customer start date, priority is determined by the expiry dates of the respective Service, so that Services with the later date of expiry have priority over Services with the earlier expiry date; and (iv) as to Services which expire on the same date, priority is determined by the dates on which the respective Service Orders were executed, so that the Service Order which was executed first has priority over a Service Order executed later.
6.    Signal and Encryption. Customer shall ensure that the Customer Signals, the Uplink and/or Multiplex Facilities and the Customer Uplink Signals comply with Sections 2-4, and do not interfere with or damage the Satellite or any of its Transponders. Customer may encrypt the Customer Signals, provided that (i) prior to the start of the encryption, Customer, at its expense, provides SES with up to ten (10) operational decoders (as requested by SES) authorized for reception and any other equipment needed to receive the Customer Downlink Signals, and (ii) any conditional access

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system complies with the relevant specifications of the European Digital Video Broadcasting Project and the ISO/IEC 13818 standard.

7.    Transponder Performance. The saturated Transponder EIRP and Received Signal Power is measured under all weather conditions at the Control Facility. The Minimum Transponder Performance and Received Signal Power shall be those measured or otherwise ascertained when Customer is complying or procuring compliance with Section 2. In order to accurately determine each Transponder EIRP independent of atmospheric attenuations and transponder bandwidth characteristics, a measurement set-up consisting of a calibrated fluxmeter and radiometer is used.

8.    Channel(s).
(a)    The Service Transponder shall only be used for the transmission of Customer’s Channels.
(b)    For each Channel, Customer shall provide SES with the following information:

1.    Name and address of broadcaster (if different from Customer):
2.    Name of Channel:
3.    Type of Programming:
4.    Signal Definition:[SD/HD]
5.    (Primary) Language:
6.    Hours of transmission:
7.    Encryption:
8.    Broadcasting license and licensing authority:
9.    Target Territories:
10.    Uplink:
11.    Start of Channel:

Customer shall provide the above information for any given Channel, as well as a copy of the relevant broadcast license or other authorization, at least thirty (30) days before the proposed start date for the Channel. Customer shall provide SES with the same advance notice of any change of the above-mentioned parameters. Customer shall not transmit any Channels or implement any change during this period without the prior written consent of SES.

9.    Additional Covenants.
(a)    Customer is responsible for ensuring that all Channels which are subject to the laws of a Member State of the European Union have the required broadcasting license or authorization from a Member State of the European Union at all times, that such license or authorization is valid, and that Customer and the broadcaster shall comply with the terms thereof. Customer shall promptly inform SES of any material change of such license or authorization or of any notice received from any authority or agency challenging or modifying such license or authorization.
(b)    If the Channels are not subject to the laws of a Member State of the European Union, then Customer shall nevertheless be responsible for the compliance of Channels with the applicable legislation.
(c)    Transmissions and any substantial change to transmissions (including a substantial change of the nature of the Channel(s) or if the Channel(s) do not fall any longer under the jurisdiction of the country originally determined) are subject to SES’s approval and, if required under the applicable regulatory framework, to the approval of the competent regulator. If applicable, Customer shall provide to SES a copy of the respective broadcasting license or other authorization.
(d)    A Party may use a trademark or logo of the other Party only with the prior written approval of the other Party, such approval not to be unreasonably withheld. If approved, such use shall be free of charge throughout the Service Term and solely for the purpose of indicating in any document, advertising or communication made or commissioned by such Party that the Channel(s) are transmitted via the SES satellite system. Each Party may at any time, at its discretion, withdraw its approval with immediate effect.
(e)    Each Agreement is subject to the continuing right of SES to provide Service pursuant to the authorizations to operate its satellite system. If this right is withdrawn, then the Agreement will terminate automatically, unless the competent regulatory authority assumes SES’s rights and obligations hereunder. In either case, SES is discharged of all liability and obligation to Customer.
(f)    SES reserves the right to transition DTH Service on an SES ASTRA Fleet Satellite to a Collocated Transponder, provided that (i) the Minimum Transponder Performance stated in the applicable Service Order continues to be met by the Collocated Transponder, (ii) SES will endeavor to provide Customer advance notice of at least twenty four (24) hours in order for Customer to perform the necessary operations to uplink the Channel(s) to the Collocated Transponder (unless SES is responsible for uplinking the Channel(s)), and (iii) Customer shall make all necessary arrangements with the operator of the Uplink and/or Multiplex Facilities to accommodate such a transition.

10.    Other Definitions Applicable to Appendix C.
Channel: means the channel transmitted via the SES ASTRA Fleet satellite and as specified by the Customer according to Section 8 of this Appendix C.
Control Facility: means SES’s facility in Betzdorf, Luxembourg or such other facility as may be designated by SES.
Contribution Services: means satellite transmissions services received by head-ends of cable or terrestrial networks in order to redistribute the received signals within such networks.
Customer Downlink Signal: means the downlink RF (radio frequency) modulated time division multiplexed carrier carrying the Channel(s) from the Service Transponder.
Customer Signal: means the bit stream carrying the Channel(s), produced by Customer and transmitted, as the case may be, to the Uplink and/or the Multiplex Facilities for onward transmission via a Service Transponder.
Customer Uplink Signal: means the uplink RF modulated time division multiplexed carrier carrying the Channel(s), transmitted from the Uplink Facilities to the Service Transponder.
DTH Service: means satellite transmission services received directly by a recipient via a satellite dish at its premises, without any redistribution of the received satellite signal in any kind of cable or terrestrial network.
Minimum Transponder Performance: means a satellite single carrier saturation EIRP measured under clear sky conditions by a measurement test set-up according to standard engineering practice as described in Section 7 to be compared to the EIRP for the Transponder as stated in the Service Order. A Confirmed Outage shall only be deemed to occur if (i) the Received Signal Power falls below the Minimum Transponder Performance by more than one (1) dB, and (ii) the other conditions for a Confirmed Outage have been met.
Preemption: means the deliberate interruption or cessation of the availability of Service by SES, in accordance with the rules set out in Subsection 5(b), in order to restore the transmissions of another customer or in case of any satellite failure or transponder failure occurring on any SES ASTRA Fleet Satellite.
Received Signal Power: means the signal power in dBW at the Control Facility by a measurement test set-up according to standard engineering practice as described in Section 7. If the measurement is not performed under clear sky conditions, then the measured value shall be corrected to account for the effect of weather and propagation conditions.
Spare TWTA: means a spare transponder amplifier on the satellite and its associated components that is accessible for purposes of providing restoration and is capable of carrying communications traffic within the parameters as described in the Service Specifications for the Transponder to be restored.
Uplink and/or Multiplex Facilities: means all equipment and ancillary facilities used to transmit the Customer Uplink Signals to the satellite.

End of Appendix C

APPENDIX D
Additional Terms and Definitions for North American Fleet Satellites

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1.    Scope. The provisions of this Appendix D will apply to Service only if so indicated in a Service Order. For each Service Transponder, Customer shall be provided Service in accordance with the protection level stated in the Service Order (e.g., Fully Protected Service, Transponder Protected Service, Non-Preemptible Service, Preemptible Service or Business Preemptible Service), as such protection level is defined and as the restoration rights are set forth in the Service Order.

2.    Use of Reverse Contract Order. If it becomes necessary to preempt or otherwise discontinue Service, and operational circumstances allow SES to select services to be preempted or discontinued, then SES shall make such selections in “Reverse Contract Order”. Reverse Contract Order means an order that is determined on a transponder-by-transponder basis with reference to (i) whether there is a single customer taking service on the entire transponder (for purposes of this definition, a “Full Transponder”) or one or more customers each taking service on a fractional part of the transponder (for purposes of this definition, a “Fractional Transponder”), (ii) the protection level for service on the transponder, and (iii) the date on which a binding agreement for the taking of service on the transponder has been executed by both the customer and SES (for purposes of this definition, the “Execution Date”). The protection level for a Fractional Transponder is deemed to be the protection level of the customer with the highest protection level on such transponder. The Execution Date for a Fractional Transponder is deemed to be the earliest Execution Date of a customer agreement with the highest protection level on such transponder. If Reverse Contract Order is to be determined between more than one transponder, then Reverse Contract Order means: first, from the latest Execution Date to the earliest Execution Date as to Business Preemptible Services on Fractional Transponders; second, from the latest Execution Date to the earliest Execution Date as to Business Preemptible Services on Full Transponders; third, from the latest Execution Date to the earliest Execution Date as to Preemptible Services on Fractional Transponders; fourth, from the latest Execution Date to the earliest Execution Date as to Preemptible Services on Full Transponders; fifth, from the latest Execution Date to the earliest Execution Date as to Non-Preemptible Services on Fractional Transponders; sixth, from the latest Execution Date to the earliest Execution Date as to Non-Preemptible Services on Full Transponders; seventh, from the latest Execution Date to the earliest Execution Date as to Transponder Protected Services on Fractional Transponders; eighth, from the latest Execution Date to the earliest Execution Date as to Transponder Protected Services on Full Transponders; ninth, from the latest Execution Date to the earliest Execution Date as to Fully Protected Services on Fractional Transponders; and tenth, from the latest Execution Date to the earliest Execution Date as to Fully Protected Services on Full Transponders. Notwithstanding the foregoing, any service being provided to the United States Government or any department or agency thereof, whether directly or indirectly, may be deemed, in SES’s sole discretion, to have a higher priority than Customer in the Reverse Contract Order. (This Section 2 will apply, notwithstanding the terms of Appendix A, Article II, Section 4.0.)

3.    Other Definitions Applicable to Appendix D.
Confirmed Outage: for purposes of this Appendix D, the definition of Confirmed Outage in Appendix B is revised to insert “or the applicable Transponder Performance Specifications” after “Service Specifications” in the first sentence.
Preemptible Transponder: means a transponder on a satellite that is not entitled to restoration in the event of a transponder failure or a satellite failure and may be preempted at any time to restore (i) a satellite failure, (ii) a service or transponder that becomes a transponder failure and is entitled to preempt a Preemptible Service or Preemptible Transponder, or (iii) other service offerings of SES or any member of the SES Group, including but not limited to mass move protection, construction and launch delay protection, and launch failure protection.
Replacement Transponder: means a spare transponder amplifier on the satellite and its associated components that is accessible for purposes of providing restoration and is capable of carrying communications traffic within the parameters as described in the Service Specifications for the Transponder to be restored.

Restoration Satellite: means the satellite identified as such in the Service Order.
Transponder Failure: means, with respect to any Service Transponder, that such Transponder fails to meet the Transponder Performance Specifications in any material respect (i) for any period of five (5) consecutive Days; (ii) on twenty (20) or more occasions of fifteen (15) minutes or more during any ninety (90) consecutive Days; or (iii) for any period of time under circumstances that make it clearly ascertainable or predictable, based on satellite industry engineering standards, that a failure set forth in clauses (i) or (ii) will occur. For purpose of this definition, measurement of periods of failure shall commence when Customer has vacated its signal to permit verification of the failure by SES.
Transponder Performance Specifications: means the downlink EIRP power levels and saturated flux density (“SFD”) levels for the Service Transponder(s) on a Satellite as referenced to the beam peak level location, as such EIRP power levels and SFD levels may be extrapolated by SES by measurements from one of its monitoring stations or at other convenient locations within the beam. The Transponder Performance Specifications for SES North American Fleet Satellites are made available to Customer at www.ses.com/technical. The downlink EIRP power levels and SFD levels may change from time to time in the event of the relocation of a Satellite. In the Satellite table, measurement accuracy is ±2.0 dB and SFD assumes a flux control attenuator set to 6 dB.
End of Appendix D

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